Exhibit 99.1

      EarthShell Shareholder Meeting Adjourned to July 26, 2004;
       E. Khashoggi Industries Offers to Convert Debt To Equity

    SANTA BARBARA, Calif.--(BUSINESS WIRE)--June 28, 2004--EarthShell Corporation (OTCBB:ERTH), innovators of food service packaging designed with the environment in mind, announced today that it had adjourned its Annual Meeting of Stockholders to July 26, 2004 at 10:00 A.M. at the Company's Santa Barbara offices because a quorum was not present by proxy or in person at the Stockholders Meeting which was convened as scheduled earlier today. Solicitation of proxies will continue until the meeting is held, and the Company urges its Stockholders to send in their proxies.
    During a complete discussion period following adjournment of the business portion of the meeting, the Company reported that its largest shareholder, E. Khashoggi Industries (EKI), has agreed to convert its $2.755 million note to common stock at a price of $3 per share, provided that the Company can resolve the default that currently exists under its 2006 debentures.

    EarthShell Corporation is a development stage company engaged in the licensing and commercialization of proprietary composite material technology for the manufacturing of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost performance competitive compared to other foodservice packing materials.

    CONTACT: EarthShell Corporation
             Media Inquiries:
             Cindy Eikenberg, 410-847-9420
             www.earthshell.com
                 or
             Investor Inquiries:
             866-438-3784
             investor@earthshell.com